Exhibit 3.18

FIRST AMENDMENT TO

THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

SILVERTHORNE OPERATING LLC

THIS FIRST AMENDMENT to the Limited Liability Company Agreement (the “Agreement”) of Silverthorne Operating LLC, a Delaware limited liability company (the “Company”), is adopted, executed and agreed to by NGL Energy Partners LP, a Delaware limited partnership, in its capacity as sole member of the Company (the “Sole Member”) and is effective as of 24th day of January, 2012.

WHEREAS, the Sole Member entered into the Agreement on September 24, 2010; and

WHEREAS, pursuant to Section 2 and Section 14 of the Agreement, the Sole Member desires to change the name of the Company by amending the Agreement as set forth herein.

NOW THEREFORE, the Sole Member hereby amends the Agreement as follows:

1.                                      Each reference in the Agreement to “Silverthorne Operating LLC” is hereby deleted and replaced in its entirety with “NGL Energy Operating LLC”.

2.                                      Except as expressly amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has adopted, executed and agreed to this First Amendment to the Agreement effective as of the date first above written.

NGL ENERGY PARTNERS LP
By:	NGL Energy Holdings LLC,
its General Partner

By:	/s/ H. Michael Krimbill
H. Michael Krimbill, Chief Executive Officer